Exhibit 99.1

BIMINI CAPITAL MANAGEMENT ANNOUNCES
THIRD QUARTER 2010 RESULTS

•	Third Quarter Loss from Continuing Operations of $1.4 Million
•	Book Value per Share of $1.02
•	MBS Portfolio Remains 100% Invested in Agency MBS
•	Company to Discuss Results on Monday, November 1, at 10:00 a.m. ET

VERO BEACH, Fla. (October 29, 2010) - Bimini Capital Management, Inc. (OTCBB:BMNM) ("Bimini Capital" or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three month period ended September 30, 2010.  The Company reported a loss from continuing operations of $1.4 million for the three month period ended September 30, 2010, compared with income from continuing operations of $2.3 million for the three month period ended September 30, 2009. Including discontinued operations, the Company today reported a net loss of $0.1 million for the three month period ended September 30, 2010, compared with net income of $2.5 million for the three month period ended September 30, 2009.

Details of Third Quarter 2010 Results of Operations

The Company's third quarter loss from continuing operations of $1.4 million included net interest income of $0.6 million, net loss on trading securities of $0.7 million, which includes non-cash portfolio mark to market losses, realized gains on securities sold and mark to market losses on funding hedges related to trust preferred debt, audit, legal and other professional fees of $0.7 million, compensation and related benefits of $0.4 million, and other operating, general and administrative expenses of $0.4 million. During the third quarter, the Company sold mortgage-backed securities (MBS) with a market value at the time of sale of $29.8 million, resulting in a realized gain of $0.06 million (based on security prices from June 30, 2010).  The remaining net loss on trading securities was due to fair value adjustments for the period.

On June 29, 2010, the Board of Directors of the Company approved a stock repurchase program authorizing the Company to buy up to $1.0 million of its common stock.  To date, the Company has repurchased 58,846 shares for approximately $51,000 including commissions, a weighted average purchase price of $0.87 per share.

Highlights of the MBS Portfolio

As of September 30, 2010, Bimini Capital’s MBS portfolio consisted of $130.8 million of agency or government MBS at fair value, all of which were classified as trading.  This portfolio had a weighted average coupon of 4.22% and a net weighted average repurchase agreement borrowing cost of 0.32%. The following tables summarize Bimini Capital’s agency and government mortgage related securities as of September 30, 2010 and December 31, 2009:

(in thousands)

Asset Category	Fair Value	Percentage of Entire Portfolio	Weighted Average Coupon	Weighted Average Maturity in Months	Longest Maturity	Weighted Average Coupon Reset in Months	Weighted Average Lifetime Cap	Weighted Average Periodic Cap
September 30, 2010
Adjustable-Rate MBS	$60,075	45.9%	2.92%	275	1-Jan-41	5.20	10.34%	2.69%
Fixed-Rate MBS	49,017	37.5%	5.16%	190	1-Oct-37	n/a	n/a	n/a
Hybrid Adjustable-Rate MBS	2,794	2.2%	5.18%	298	1-Aug-35	21.03	10.18%	2.00%
Total Mortgage-backed Pass-through	111,886	85.6%	3.96%	239	1-Jan-41	5.90	10.34%	2.65%
Structured MBS	18,891	14.4%	5.81%	273	16-Nov-39	n/a	n/a	n/a
Total Mortgage Assets	$130,777	100.0%	4.22%	244	1-Jan-41	5.90	n/a	2.65%
December 31, 2009
Adjustable-Rate MBS	$32,598	27.2%	3.75%	261	1-Oct-35	4.87	11.16%	10.34%
Fixed-Rate MBS	5,241	4.4%	6.50%	333	1-Oct-37	n/a	n/a	n/a
Hybrid Adjustable-Rate MBS	67,036	56.0%	4.45%	338	1-Dec-39	40.27	9.45%	2.00%
Total Mortgage-backed Pass-through	104,875	87.6%	4.33%	305	1-Dec-39	28.69	10.01%	4.40%
Structured MBS	14,793	12.4%	5.59%	240	25-Jan-39	n/a	n/a	n/a
Total Mortgage Assets	$119,668	100.0%	4.49%	305	1-Dec-39	28.69	n/a	4.40%

(in thousands)
	September 30, 2010		December 31, 2009
Agency	Fair Value	Percentage of Entire Portfolio	Fair Value	Percentage of Entire Portfolio
Fannie Mae	$97,199	74.32%	$108,775	90.9%
Freddie Mac	32,122	24.56%	10,893	9.1%
Ginnie Mae	1,456	1.12%	-	-
Total Portfolio	$130,777	100.00%	$119,668	100.0%

Entire Portfolio	September 30, 2010	December 31, 2009
Weighted Average Pass Through Purchase Price	$104.42	$103.13
Weighted Average Structured MBS Purchase Price	$5.56	$4.66
Weighted Average Pass Through Current Price	$105.56	$103.79
Weighted Average Structured MBS Current Price	$5.96	$4.93
Effective Duration (1)	(0.443)	1.593

(1) Effective duration of (0.443) indicates that an interest rate increase of 1.0% would be expected to cause a 0.443% increase in the value of the MBS in the Company’s investment portfolio at September 30, 2010.  An effective duration of 1.593 indicates that an interest rate increase of 1.0% would be expected to cause a 1.593% decline in the value of the MBS in the Company’s investment portfolio at December 31, 2009. These figures include the structured securities in the portfolio.

The Company’s investment strategy involves allocating capital to two MBS sub-portfolios, the pass-through MBS portfolio (“PT MBS”), and the structured MBS portfolio, consisting of interest only (“IO”) and inverse interest-only (“IIO”) securities.  The PT MBS sub-portfolio is encumbered under repurchase agreement funding, while the structured MBS sub-portfolio is not.  As a result of being encumbered, the PT MBS sub-portfolio requires the Company to maintain cash balances to meet price and/or prepayment related margin calls from lenders.

During the first nine months of 2010, the Company has maintained our capital allocation between our sub-portfolios. The allocation to the PT sub-portfolio, at approximately 30%, is far below the 50% level allocated throughout late 2008 and 2009.  During the first and second quarters of 2010, buy-out activity by the GSE’s (Fannie Mae and Freddie Mac) led to higher levels of prepayments.  The elevated prepayment speeds had the greatest impact on premium PT MBS and IO/IIO securities. While buy-out activity has diminished, although not ended completely, the current low rate environment has kept prepayment speeds elevated, at least in selected cohorts.  The cohorts exhibiting the greatest sensitivity to the low rate environment are those collateralized by loans originated after the housing market collapsed and to borrowers that have retained their creditworthiness.  Loans to borrowers originated at or near the peak of the housing market are generally precluded from refinancing due to poor credit and/or high LTV’s.  However, due to frequent defaults, realized prepayments on such securities remain elevated due to buy-out activity.  Activity in the ARM market is dominated by new origination with coupons in the high 2% to mid 3% range, and resetting seasoned ARMs with coupons dropping into the 2% range and below.  These resetting ARMs are viewed by many as surrogates for floaters, especially suitable for higher rate environments should they materialize.

The Company has positioned the two sub-portfolios in anticipation of current conditions continuing.  The allocation to PT MBS was decreased to approximately 34% during the first quarter and has remained near that level throughout the year. The mix of securities deployed has been changed to lessen exposure to the more refinancable sectors.  The allocation to structured MBS has remained at approximately 66% – 78% throughout the year, but the mix of securities has evolved. In order to position the aggregate portfolio to perform well when rates eventually rise, exposure to IO securities has been maintained high relative to IIO’s.  Exposure to the faster paying cohorts has been minimized.  The IIO security allocation, while not increasing, continues to offer attractive yields, albeit down substantially from the unusually high levels of 2009.  At September 30, 2010, the capital allocation to the PT MBS was 33%, with the balance in structured MBS.

Prepayment rates on the two MBS sub-portfolios were as follows: (in CPR)

	Q3 2009	Q2 2010	Q3 2010

PT MBS	26.9%	27.8%	17.2%
Structured MBS	27.0%	44.9%	35.0%
Total	26.9%	42.1%	30.6%

REIT Taxable Income and Dividends

The Company incurred an estimated REIT taxable loss for the nine months ended September 30, 2010 of $3.8 million. For the nine months ended September 30, 2010, the Company recorded approximately $1.1 million of capital gains related to sales of mortgage backed securities. As of September 30, 2010, the Company has approximately $56.2 million of capital loss carry-forwards that are available to offset future capital gains for tax purposes, and a $4.5 million REIT tax net operating loss carry-forward that is available to offset future REIT taxable income.

On October 4, 2010, the Board of Directors of Bimini Capital declared a cash dividend of $0.03 per share of Class A Common Stock.  The third quarter dividend will be paid on October 29, 2010, to holders of record on October 15, 2010.  Dividends are usually paid from REIT taxable earnings.  The Company has net operating loss and capital loss carry-forwards from prior years available to offset taxable income and capital gains, respectively, earned in 2010.  After application of such carry-forwards, and given year to date results, it is likely that all the dividends declared in 2010 will not be paid from REIT taxable income.  To the extent dividends exceed REIT taxable earnings, the dividends will constitute a return of capital.

REIT taxable income/(loss) is a term that describes the Company's operating results calculated in accordance with rules and regulations promulgated pursuant to the Internal Revenue Code. The Company's REIT taxable income/(loss) is computed differently from net income as computed in accordance with generally accepted accounting principles (GAAP) as reported in the Company's consolidated financial statements. Depending on the number and size of the various items or transactions being accounted for differently, the differences between REIT taxable income or loss and GAAP net income or loss can be substantial and each item can affect several reporting periods. Generally, these items are timing or temporary differences between years; for example, an item that may be a deduction for GAAP net income/loss in the current year may not be a deduction for REIT taxable income/loss until a later year.

In order to maintain its qualification as a REIT, the Company is required (among other things) to annually distribute dividends to its stockholders in an amount at least equal to, generally, 90% of the Company's REIT taxable income. Additionally, as a REIT, the Company may be subject to a federal excise tax if it distributes less than 85% of its REIT taxable income by the end of the calendar year. Accordingly, the Company's dividends are generally based on REIT taxable income, as determined for federal income tax purposes as opposed to its net income computed in accordance with GAAP.  Dividends are paid if, when, and as declared by the Company's Board of Directors.

Book Value Per Share

The Company's Book Value Per Share at September 30, 2010 was $1.02. Book Value Per Share is regularly used as a valuation metric by various equity analysts that follow the Company and may be deemed a non-GAAP financial measure pursuant to Regulation G. The Company computes Book Value Per Share by dividing total stockholders' equity by the total number of shares outstanding of the Company's Class A Common Stock. At September 30, 2010, the Company's consolidated stockholders' equity was $10.2 million with 10,075,235 Class A Common shares outstanding. At September 30, 2010, the Company had $3.1million in cash and cash equivalents.

Management Commentary

Commenting on the Company's third quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, "The once-in-a-lifetime financial crisis that devastated the financial markets and emanated from the housing market, continues to affect the market today, albeit in different ways.  The aftermath that we are left with has brought about an MBS market unlike any we have seen before.  During the first third of the year we had agency buy-out activity that spooked the market and led to a spike in prepayments. What followed was a continuation, at a much lower level, of agency buy-outs, as the poor economy kept defaults at high levels.  The inability of the economy to recover has forced the Federal Reserve to be very accommodative which in turn has kept treasury rates very low.  This in turn has brought us the lowest mortgage rates ever seen.  In spite of the low rates, the poor credit quality of most borrowers and  credit conditions that are still tight has constrained refinancing activity, in spite of substantial economic incentive to do so.  For the most part, the only cohorts where we have seen high refinancing activity are those with mortgages originated after the crisis, and then only among high credit quality borrowers.  The other pocket of elevated refinancing activity consists of borrowers who obtained mortgage loans well before the crisis and who have the benefit of at least some equity in their home."

Mr. Cauley continued, “In response to the current market conditions, which we expect to continue for some time, we have maintained the capital allocation among the two sub-portfolios at approximately 70/30 in favor of structured MBS.  However, within each sub-portfolio we have altered our exposure to reflect the prepayment behavior described above.  We reduced the size of our pass-through sub-portfolio in anticipation of the Fannie Mae and Freddie Mac buyouts late in the first quarter.  As we gained clarity with respect to the Agency buyout activity, we decided to maintain the PT allocation near 33%, but added shorter maturity securities.  With the structured MBS sub-portfolio, we have selectively added exposure to sectors that have experienced heavy delinquency related buy-out activity.  We suspect most of the poor credit borrowers have been removed, and those that remain still face limited refinancing options. Such securities trade to fairly high prepayment assumptions.  And as always, we continue to leverage our expertise in the MBS market as we deploy our capital opportunistically in an effort to enhance our earnings and protect our capital base.”

The Company has scheduled an online Web simulcast and conference call to discuss these announcements that will begin at 10:00 a.m. ET, Monday, November 1, 2010. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue until November 7, 2010. A link to these events will be available at the Company's website www.biminicapital.com. Those persons without Internet access may listen to the live call by dialing (888) 599-4875 or (913) 312-1443, confirmation code: 9546540.

The following is a presentation of the unaudited quarterly results of operations for each of the previous four quarters.  (For all periods presented the per share amounts reflect the one-for-ten share reverse stock split effective March 12, 2010).

(in thousands, except per share data)
	Quarters Ended
	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010
Interest income	$1,785	$1,898	$1,810	$1,262
Interest expense	(60)	(68)	(53)	(69)
Net interest income, before junior subordinated debt interest	1,725	1,830	1,757	1,193
Interest on junior subordinated debt	(665)	(550)	(550)	(550)
Net interest income	1,060	1,280	1,207	643
Other income (expense)	9,840	(1,903)	811	(693)
Total net revenues (deficiency in revenues)	10,900	(623)	2,018	(50)
Direct REIT operating expenses	148	147	150	148
General and administrative expenses	1,666	1,264	1,337	1,321
Income taxes (benefit)	145	(15)	-	(130)
Total expenses	1,959	1,396	1,487	1,339
Income (loss) from continuing operations	8,941	(2,019)	531	(1,389)
Discontinued operations, net of tax	234	1,010	(161)	1,274
Net income (loss)	$9,175	$(1,009)	$370	$(115)
Basic Net Income (Loss) Per Share:
Class A Common Stock
Continuing operations	$3.10	$(0.24)	$0.05	$(0.14)
Discontinued operations	0.08	0.12	(0.01)	0.13
Total	$3.18	$(0.12)	$0.04	$(0.01)
Class B Common Stock
Continuing operations	$3.14	$(0.24)	$0.05	$(0.14)
Discontinued operations	0.08	0.12	(0.02)	0.13
Total	$3.22	$(0.12)	$0.03	$(0.01)
Diluted Net Income (Loss) Per Share:
Class A Common Stock
Continuing operations	$1.27	$(0.24)	$0.05	$(0.14)
Discontinued operations	0.03	0.12	(0.01)	0.13
Total	$1.30	$(0.12)	$0.04	$(0.01)
Class B Common Stock
Continuing operations	$2.00	$(0.24)	$0.05	$(0.14)
Discontinued operations	0.04	0.12	(0.02)	0.13
Total	$2.04	$(0.12)	$0.03	$(0.01)

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. is a REIT that invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:
Bimini Capital Management, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.biminicapital.com